Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Relations:	Media Relations:
Ed Lockwood	Meggan Powers
Sr. Director, Investor Relations	Sr. Director, Corporate Communications
(408) 875-9529	(408) 875-8733
ed.lockwood@kla-tencor.com	meggan.powers@kla-tencor.com
KLA-Tencor Increases Quarterly Dividend Level To $0.52 per Share From $0.50 per Share
MILPITAS, Calif., July 14, 2015--KLA-Tencor Corporation (NASDAQ: KLAC), the world's leading supplier of process control and yield management solutions for the semiconductor and related nanoelectronics industries, today announced that its board of directors has authorized an increase in the level of the company's quarterly dividend from $0.50 to $0.52 per share. This increase is expected to take effect beginning with KLA-Tencor's quarterly dividend to be declared in August 2015. This represents a four percent increase compared to the prior quarterly dividend, and is the seventh quarterly dividend increase since KLA-Tencor first instituted its dividend policy in April 2005. In addition to its regular quarterly dividend, KLA-Tencor also paid a special dividend of $16.50 per share in December of 2014.
"Today’s dividend increase reflects the continued strength and sustainability of KLA-Tencor’s cash flow, our confidence in our business model, and our commitment to enhancing stockholder value," said Rick Wallace, president and chief executive officer of KLA-Tencor.
This announcement and other news regarding KLA-Tencor will be discussed later today, July 14, at the company's annual SEMICON West analyst briefing at the W San Francisco Hotel, with a live webcast beginning at 12:30 p.m. PDT. The live webcast can be accessed through the Investor Relations webpage of the KLA-Tencor website at http://ir.kla-tencor.com/, and a replay of the webcast will remain available on KLA-Tencor's Investor Relations webpage for 90 days following the webcast.
About KLA-Tencor:
KLA-Tencor Corporation, a leading provider of process control and yield management solutions, partners with customers around the world to develop state-of-the-art inspection and metrology technologies. These technologies serve the semiconductor, LED, and other related nanoelectronics industries. With a portfolio of industry standard products and a team of world-class engineers and scientists, the company has created superior solutions for its customers for nearly 40 years. Headquartered in Milpitas, Calif., KLA-Tencor has dedicated customer operations and service centers around the world. Additional information may be found at www.kla-tencor.com. (KLAC-F)
Forward Looking Statements:
Statements in this press release other than historical facts, such as statements regarding the expected future level of KLA-Tencor's quarterly dividend, the timing of the expected increase in the level of the company’s quarterly dividend to take effect, the company's commitment to continue paying dividends at any level in the future, and the company's future cash flow and confidence in its business model and the company’s commitment to enhancing stockholder value, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual future results and/or events may differ materially from those projected in such statements due to various factors, including but not limited to: a change in KLA-Tencor's dividend policy by the company's board of directors (which has the ability in its sole discretion to increase, decrease or eliminate entirely the company's dividend at any time); unanticipated material payment obligations incurred by KLA-Tencor that decrease the company's willingness or ability to continue paying dividends at the anticipated increased level and timing, or at all; the demand for semiconductors; the financial condition of the global capital markets and the general macroeconomic environment; new and enhanced product and technology offerings by competitors; cancellation of orders by customers; the ability of KLA-Tencor's research and development teams to successfully innovate and develop technologies and products that are responsive to customer demands; KLA-Tencor’s ability to successfully manage its costs; market acceptance of KLA-Tencor’s existing and newly issued products; changing customer demands or technological requirements; and industry transitions. For other factors that may cause actual results to differ materially from those projected and anticipated in forward-looking statements in this release, please refer to KLA-Tencor's Annual Report on Form 10‑K for the year ended June 30, 2014, subsequently filed Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (including, but not limited to, the risk factors described therein). KLA-Tencor assumes no obligation to, and does not currently intend to, update these forward-looking statements.